Exhibit 99.1

Monroe Capital Corporation Announces First Quarter 2014 Financial Results

CHICAGO, IL, May 12, 2014 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2014.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2014 Financial Highlights

•	Net increase in net assets resulting from operations of $3.7 million, or $0.38 per share
•	Net investment income of $3.1 million, or $0.32 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $3.2 million, or $0.33 per share

•	Net asset value (“NAV”) of $135.1 million, or $13.99 per share

•	Paid quarterly dividend of $0.34 per share on March 28, 2014

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another strong quarter of performance for the first quarter of 2014, evidenced by the growth in our adjusted net investment income per share to $0.33 per share from $0.31 per share in the fourth quarter of 2013. We continued to grow our investment portfolio during the quarter, as we leveraged Monroe Capital’s robust national loan origination platform. Our principal amount of invested assets increased to $226.2 million as of March 31, 2014, an increase of $14.9 million since December 31, 2013. We expect to continue to focus on optimizing and growing the portfolio throughout the remainder of 2014 as we remain focused on creating long-term value for our shareholders.”

1

Growth of the Investment Portfolio

The following charts depict the significant growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

2

Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2014	December 31, 2013
Statements of Assets and Liabilities data:	(unaudited)	(audited)
Investments, at fair value	$224,671	$207,920
Total assets	$240,001	$225,681
Net asset value	$135,068	$138,092
Net asset value per share	$13.99	$13.92

	For the quarter ended
	March 31, 2014	December 31, 2013
Statements of Operations data:	(unaudited)
Net investment income	$3,130	$3,184
Adjusted net investment income (1)	$3,238	$3,074
Net gain (loss) on investments and secured borrowings	$538	$(672)
Net increase in net assets resulting from operations	$3,668	$2,512

Per share data:
Net investment income	$0.32	$0.32
Adjusted net investment income (1)	$0.33	$0.31
Net gain (loss) on investments and secured borrowings	$0.06	$(0.07)
Net increase in net assets resulting from operations	$0.38	$0.25

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income.

Portfolio Review

The Company had debt and equity investments in 43 portfolio companies, with a total fair value of $224.7 million, as of March 31, 2014 as compared to debt and equity investments in 42 portfolio companies, with a total fair value of $207.9 million, as of December 31, 2013. As of March 31, 2014, the weighted average contractual yield on the Company’s investments was 10.2% and the effective yield was 10.8% as compared to the weighted average contractual yield of 9.9% and effective yield of 10.7% as of December 31, 2013.

Financial Review

Net investment income for the quarter ended March 31, 2014 declined slightly to $3.1 million from $3.2 million and net investment income per share remained consistent at $0.32 per share, when compared to the quarter ended December 31, 2013. Adjusted net investment income was $3.2 million, or $0.33 per share, for the quarter ended March 31, 2014, an increase of $0.1 million over the $3.1 million of adjusted net investment income, or $0.31 per share, for the quarter ended December 31, 2013. The increase in adjusted net investment income per share was primarily attributable to increases in interest income as the Company continued to deploy available capital into new portfolio investments.

3

Net gain (loss) on investments and secured borrowings was $0.5 million for the quarter ended March 31, 2014, an increase of $1.2 million from the $(0.7) million of net gain (loss) on investments and secured borrowings for the quarter ended December 31, 2013.

Net increase in net assets resulting from operations was $3.7 million, or $0.38 per share, for the quarter ended March 31, 2014, compared to $2.5 million of net increase in net assets resulting from operations, or $0.25 per share, for the quarter ended December 31, 2013. This increase is primarily the result of increases in certain portfolio company valuations. The Company’s NAV per share increased to $13.99 per share at March 31, 2014 from $13.92 per share at December 31, 2013.

Liquidity and Capital Resources

At March 31, 2014, the Company had $9.4 million in cash and cash equivalents and $94.5 million of total debt outstanding on its revolving credit facility. As of March 31, 2014, the Company had $15.5 million available for additional borrowings on its revolving credit facility.

During the quarter ended March 31, 2014, the Company continued to make repurchases under the previously announced share repurchase plan (“Plan”). During the quarter ended March 31, 2014, the Company repurchased 262,066 shares for a total cost of $3.4 million. Since the approval of the Plan during the fourth quarter of 2013 through March 31, 2014, the Company repurchased 346,869 shares for a total cost of $4.4 million. Under the Plan, the Company may acquire up to $7.5 million of its outstanding common stock in the open market at prices below its NAV as reported in its then most recently published financial statements.

Subsidiary SBIC License Approval

On February 28, 2014, the Company’s wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP, (“MCC SBIC”) received approval for a license from the United States Small Business Administration (“SBA”) to operate a Small Business Investment Company. On April 24, 2014, MCC SBIC received a commitment letter from the SBA for SBA-guaranteed debentures of $20.0 million. MCC SBIC has not yet issued any SBA-guaranteed debentures.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

4

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2014		December 31, 2013
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$3,130	$0.32	$3,184	$0.32
Net capital gains incentive fee	108	0.01	(110)	(0.01)
Adjusted net investment income	$3,238	$0.33	$3,074	$0.31

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First Quarter 2014 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Monday, May 12, 2014 at 3:30pm ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 40677511.

A telephone replay of the conference call will be available from 8:30pm ET on May 12, 2014 until 11:59pm ET on May 19, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 40677511.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 12, 2014.

5

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Investments, at fair value
Non-controlled/non-affiliate company investments, at fair value (cost of: $213,438 and $206,945, respectively)	$214,266	$207,920
Non-controlled affiliated company investments, at fair value (cost of: $9,707 and $0, respectively)	10,405	-
Total investments, at fair value (cost of: $223,189 and $206,945, respectively)	224,671	207,920
Cash	9,395	14,603
Receivable for open trades	2,734	-
Interest receivable	822	638
Deferred financing costs, net	1,958	2,091
Other assets	421	429
Total assets	240,001	225,681
LIABILITIES
Revolving credit facility	94,500	76,000
Secured borrowings, at fair value (proceeds of $6,179 and $7,997, respectively)	6,181	7,943
Payable for open trades	1,311	840
Interest payable on credit facility	112	239
Management fees payable	953	845
Incentive fees payable	1,123	1,067
Accounts payable and accrued expenses	753	655
Total liabilities	104,933	87,589
Net assets	$135,068	$138,092
ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 9,656 and 9,918 shares issued and outstanding, respectively	$10	$10
Capital in excess of par value	136,650	140,038
Accumulated distributions in excess of net investment income	(3,115)	(2,985)
Accumulated net realized gain on (loss) investments	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	1,523	1,029
Total net assets	$135,068	$138,092
Net asset value per share	$13.99	$13.92

6

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	March 31, 2014	December 31, 2013
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$6,211	$6,395
Non-controlled affiliated company investments	305	-
Total investment income	6,516	6,395

Operating expenses:
Interest and other debt financing expenses	967	940
Base management fees	953	845
Incentive fees	917	702
Professional fees	191	446
Administrative service fees	201	111
General and administrative expenses	157	167
Total expenses	3,386	3,211

Net investment income	3,130	3,184

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	44	(122)
Net realized gain (loss) on investments	44	(122)

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(148)	(545)
Non-controlled affiliated company investments	698	-
Net change in unrealized appreciation (depreciation) on investments	550	(545)

Net change in unrealized (appreciation) depreciation on secured borrowings	(56)	(5)

Net gain (loss) on investments and secured borrowings	538	(672)

Net increase in net assets resulting from operations	$3,668	$2,512

Per common share data:
Net investment income per share - basic and diluted	$0.32	$0.32
Net increase in net assets resulting from operations per share - basic and diluted	$0.38	$0.25
Weighted average common shares outstanding - basic and diluted	9,761	10,000

7

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013 Small Mid Market Lender of the Year and by Private Debt Investor as the 2013 Unitranche Lender of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

InvestorContact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

MediaContact:	Kelly Holman

BackBay Communications

(212) 209-3844

Email: kelly.holman@backbaycommunications.com

8